Exhibit 99.1

For Immediate Release

Danka Reports Fourth-Quarter and Fiscal Year 2004 Year-End Results

ST. PETERSBURG, FLORIDA, May 19, 2004—Danka Business Systems PLC (NASDAQ: DANKY) today announced fourth-quarter and fiscal 2004 year-end results for the period ended March 31, 2004.

Fourth-Quarter Results Summary

For the fourth-quarter the Company reported a net loss of $96.4 million, which was largely attributable to certain significant items, including a $50.8 million non-cash charge against deferred tax assets; a $30.5 million restructuring charge; and a $7.8 million provision for income tax expense. The charge against the deferred tax assets was a result of the Company’s analysis under FAS 109 which evaluates the likelihood that such net deferred tax assets and net loss carryforwards will ultimately be realized. Excluding the restructuring charge, the Company achieved operating earnings of approximately $1 million.

Digital Transition, Growth Initiatives Drive Revenue

Danka’s fourth-quarter revenue was $343.5 million, 3.5% lower than the year-ago period but a 3.7% increase from the third quarter. Adjusting for currency exchange, revenue was 10.9% lower than in the year-ago period. Within that total, retail service revenue was $160.8 million, 6.0% lower than the year-ago period but 2.8% and 3.5% higher than the third and second quarters, respectively. Revenue from retail equipment and related sales, which include software and professional services, was $125.3 million, a slight decline from the year-ago quarter, but 9.3% higher than the third quarter.

The sequential revenue improvements were driven in part by the continued digital transformation of the company’s business, including an increase in the digital portion of the worldwide equipment base to 55%. “I am pleased that, as expected, the increased digital base has eased downward pressure on service revenue which has been a major driver of our year on year revenue declines,” said Todd Mavis, Danka’s Chief Executive Officer. “The increased digital base has also resulted in an increase in connectivity rates, due to more digital placements as well as increased installations of Danka @ the Desktop™ solutions and color systems. Increasing connectivity is important because it helps to drive volumes in our installed base and, as a result, the volume decline that we’ve experienced for some time is finally beginning to flatten.”

Continued progress in the company’s growth initiatives also contributed to the sequential increase in revenues. Revenue from these offerings – which include software, professional services, TechSource™ multi-vendor services, and printers – was 180% higher than the year-ago quarter and 12 % higher sequentially. “We exited the fourth quarter with an annualized run rate of approximately $65 million in our growth initiatives, which play a vital role in enabling sales of our traditional offerings,” said Mavis. “I’m particularly pleased with our TechSource™ business development, including the increase in our IBM business and the recent establishment of a new service relationship with H-P, which we expect to drive future growth in our service business.”

“Our strategies for the analog-to-digital transition have resulted this quarter in the stabilization of our service revenue,” commented Todd Mavis. “This success, combined with the positive impact from our growth initiatives, enabled us to increase total revenue sequentially and achieve our largest revenue quarter of the year. At the same time, we generated operating and free cash flows of approximately $18 million and funded the implementation of expense reductions in pursuit of our previously announced target of $50 million-plus in annualized cost savings.”

May 19, 2004

Gross margins in the fourth quarter were 35.0%, 270 basis points lower than a year ago. The fourth-quarter margins were negatively impacted versus the year-ago period by some larger, lower-margin equipment transactions and a reduction in lease and residual payments from a diminishing external lease funding program. Sequentially, gross margins were down 130 basis points. Fourth-quarter SG&A was $118.9 million or 34.6% of revenue. SG&A was 6.6% lower than the year-ago quarter. Adjusting for currency exchange SG&A would have been 12.7% lower than the year- ago period. SG&A was 9.4% higher sequentially; however, this sequential increase was largely due to several events in the fourth quarter, such as the seasonal restart of calendar-year employee tax and vacation accruals, an increase in bad debt expense, unfavorable foreign exchange rates, and an increase in sales commissions associated with higher equipment sales. In addition, the third quarter was favorably impacted by a $3 million pension adjustment in Europe.

Continued Positive Cash Flow

Free cash flow for the fourth quarter was $18.5 million. Significant cash items in the quarter included net working capital contributions of $12.0 million, cost restructuring expenditures of $8.7 million, and capital expenditures of $7.5 million. The Company’s cash balance increased by $7.7 million, to $112.8 million.

“Our continued ability to generate positive cash enabled us to make significant progress in implementing our cost restructuring program and invest in our growth initiatives,” continued Mavis. “We have seen a meaningful reduction in capital expenditures, primarily because most of the spending on our Vision 21 reengineering program is behind us. In addition, although SG&A expenses increased in the fourth quarter because of several quarter-specific events, we still succeeded in attaining more of our previously identified cost reductions. We will vigorously execute on our cost reduction plans and expect to realize the balance of our $51 to $56 million in annualized cost savings during the middle of fiscal 2005.

Full-Year Results Summary and CFO Comments

For fiscal 2004 year, Danka reported:

•	Revenue of $1.3 billion, 4.9% less than the prior year. Much of the decline is attributable to the impact on retail service revenues by the previously discussed digital transition.

•	Free cash flow of $32.9 million, including a $31.3 million increase in the company’s cash balance from $81.5 million to $112.8 million during the course of the year.

•	Gross debt at year-end was $244 million and Net debt at year end was $131.2 million, a 13.3% decrease from the end of the prior fiscal year.

•	SG&A of $465.2 million, a 4.1% decline from the prior year.

•	Capital expenditures of $44.5 million, 8.4% lower than the prior year.

“Looking at the past year, we’re pleased that we were able to complete our senior note offering last July, finish the U.S. conversion to Oracle, continue to generate cash, and continue reducing our net debt. Going forward we will be very focused on reducing costs in pursuit of our goal of SG&A not exceeding 30% of total revenue,” stated Mark Wolfinger, Danka’s chief financial officer. “With our strong liquidity and cash positions we are now well positioned to meet and fund both our growth opportunities and our restructuring initiatives.”

May 19, 2004

Conference Call and Webcast

A conference call and Webcast to discuss Danka’s fourth-quarter and full-year 2004 results has been scheduled for today, Wednesday, May 19 at 10:00 a.m. EDT. To access the Webcast, please go to www.danka.com. To participate in the conference call, callers in the United States and Canada (and some United Kingdom callers) can dial 800-299-9630; other International callers should dial 617-786-2904. The conference number is 41813268. A recording of the call will be available from approximately two hours after it’s completed through 5:00 p.m. EDT on Wednesday, May 26. To access this recording, please call either 888-286-8010 or 617-801-6888 and use conference number 31905237.

About Danka

Danka delivers value to clients worldwide by using its expert technical and professional services to implement effective document information solutions. As one of the largest independent providers of enterprise imaging systems and services, the company enables choice, convenience, and continuity. Danka’s vision is to empower customers to benefit fully from the convergence of image and document technologies in a connected environment. This approach will strengthen the company’s client relationships and expand its strategic value. For more information, visit Danka at www.danka.com.

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Contacts:	Danka Investor Relations – Donald W. Thurman, 770-280-3990
Danka London – Paul G. Dumond, 44-207-605-0154

Certain statements contained herein, or otherwise made by our officers, including statements related to our future performance and our outlook for our businesses and respective markets, projections, statements of our plans or objectives, forecasts of market trends and other matters, are forward-looking statements, and contain information relating to us that is based on our beliefs as well as assumptions, made by, and information currently available to us. The words “goal”, “anticipate”, “expect”, “believe” and similar expressions as they relate to us are intended to identify forward-looking statements, although not all forward looking statements contain such identifying words. No assurance can be given that the results in any forward-looking statement will be achieved. For the forward-looking statements, we claim the protection of the safe harbor for forward-looking statements provided for in the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act. Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that might cause such actual results to differ materially from those reflected in any forward-looking statements include, but are not limited to, the following: (i) any inability to successfully implement our strategy; (ii) any inability to comply with the financial or other covenants in our debt instruments; (iii) any material adverse change in financial markets, the economy or in our financial position; (iv) increased competition in our industry and the discounting of products by our competitors; (v) new competition as the result of evolving technology; (vi) any inability by us to procure, or any inability by us to continue to gain access to and successfully distribute, new products, including digital products, color products, multi-function products and high-volume copiers, or to continue to bring current products to the marketplace at competitive costs and prices; (vii) any inability to arrange financing for our customers’ purchases of equipment from us; (viii) any inability to successfully enhance and unify our management information systems; (ix) any inability to record and process key data due to ineffective implementation of business processes and policies; (x) any negative impact from the loss of a key vendor or customer; (xi) any negative impact from the loss of any of our senior or key management personnel; (xii) any change in economic conditions in domestic or international markets where we operate or have material investments which may affect demand for our products or services; (xiii) any negative impact from the international scope of our operations; (xiv) fluctuations in foreign currencies; (xv) any inability to achieve or maintain cost savings; (xvi) any incurrence of tax liabilities beyond our current expectations, which could adversely affect our liquidity; and (xvii) any delayed or lost sales and other impacts related to the commercial and

May 19, 2004

economic disruption caused by past or future terrorist attacks, the related war on terrorism, and the fear of additional terrorist attacks; and (xviii) other risks including those risks identified in any of our filings with the Securities and Exchange Commission, or the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect our analysis only as of the date they are made. Except as required by applicable law, we undertake no obligation, and do not intend, to update these forward-looking statements to reflect events or circumstances that arise after the date they are made. Furthermore, as a matter of policy, we do not generally make any specific projections as to future earnings, nor do we endorse any projections regarding future performance, which may be made by others outside our Company.

United Kingdom Companies Act: The financial information contained in this announcement for the year ended March 31, 2004 is unaudited and does not constitute full statutory accounts within the meaning of Section 240 of the United Kingdom Companies Act 1985. Statutory accounts for the year ended March 31, 2003 have been delivered to the Registrar of Companies for England and Wales.

This press release contains information regarding Adjusted operating earnings (loss) is computed as operating earnings (loss) before restructuring charges, Adjusted net income (loss) is computed as operating earnings (loss) before restructuring charges, free cash flow that is computed as net cash provided by operating activities less capital expenditures plus proceeds from the sale of property and equipment and net debt that is computed as current maturities of long-term debt and notes payable plus long-term debt and notes payable less cash and cash equivalents. These measures are non-GAAP financial measures, defined as numerical measures of our financial performance that exclude or include amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in our statement of operations, balance sheet or statement of cash flows. Pursuant to the requirements of Regulation G, we have provided a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures.

Although adjusted operating earnings (loss), adjusted net income (loss), free cash flow and net debt represent non-GAAP financial measures, management considers these measures to be key operating metrics of our business. Management uses these measures in its planning and budgeting processes, to monitor and evaluate its financial and operating results and to measure performance of its separate divisions. Management also believes that adjusted operating earnings (loss), adjusted net income (loss), free cash flow and net debt are useful to investors because they provide an analysis of financial and operating results using the same measures that management uses in evaluating the Company. Management expects that such measures provide investors with the means to evaluate our financial and operating results against other companies within our industry. In addition, management believes that these measures are meaningful to investors in evaluating our ability to meet our future debt service requirements, to fund our capital expenditures and working capital requirements. Our calculation of adjusted operating earnings (loss), adjusted net income (loss), free cash flow and net debt may not be consistent with the calculation of these measures by other companies in our industry. Adjusted operating earnings (loss), adjusted net income (loss), free cash flow and net debt are not measurements of financial performance under GAAP and should not be considered as an alternative to net income (loss) as an indicator of our operating performance or cash flows from operating activities as a measure of liquidity or any other measures of performance derived in accordance with GAAP.

Danka is a registered trademark and Danka @ the Desktop and TechSource are trademarks of Danka Business Systems PLC. All other trademarks are the property of their respective owners.

Danka Business Systems PLC

Consolidated Statements of Operations for the three and twelve months ended March 31, 2004 and 2003

(In thousands, except per American Depositary Share (“ADS”) amounts)

(Unaudited)

	For the Three Months Ended		For the Twelve Months Ended
	March 31, 2004	March 31, 2003	March 31, 2004	March 31, 2003
Revenue:
Retail equipment and related sales	$125,291	$126,816	$467,900	$476,729
Retail service	160,801	171,039	638,519	697,011
Retail supplies and rentals	30,439	35,056	127,615	141,698
Wholesale	26,963	23,137	97,290	84,536

Total revenue	343,494	356,048	1,331,324	1,399,974

Costs and operating expenses:
Retail equipment and related sales costs	82,651	79,768	308,912	310,892
Retail service costs	97,774	103,144	382,119	416,441
Retail supplies and rental costs	21,522	20,330	79,143	81,050
Wholesale costs	21,410	18,726	78,241	68,429
Selling, general and administrative expenses	118,903	127,244	465,225	484,887
Restructuring charges (credits)	30,547	—	50,000	(555)
Other (income) expense	582	(996)	2,234	(6,081)

Total costs and operating expenses	373,389	348,216	1,365,874	1,355,063

Operating earnings (loss)	(29,895)	7,832	(34,550)	44,911
Interest expense	(8,160)	(9,785)	(33,912)	(32,822)
Interest income	273	510	1,252	1,249
Writeoff of debt issuance costs	—	—	(20,563)	—

Earnings (loss) before income taxes	(37,782)	(1,443)	(87,773)	13,338
Provision (benefit) for income taxes	58,582	(386)	43,587	3,604

Net earnings (loss)	$(96,364)	$(1,057)	$(131,360)	$9,734

Calculation of net earnings (loss) per ADS
Net earnings (loss)	$(96,364)	$(1,057)	$(131,360)	$9,734
Dividends and accretion on participating shares	(4,883)	(4,597)	(19,099)	(17,981)

Net earnings (loss) attributable to common shareholders	$(101,247)	$(5,654)	$(150,459)	$(8,247)

Basic earnings (loss) attributable to common shareholders per ADS:
Net earnings (loss) per ADS	$(1.62)	$(0.09)	$(2.41)	$(0.13)

Weighted average ADSs	62,658	62,338	62,545	62,141

Diluted earnings (loss) attributable to common shareholders per ADS:
Net earnings (loss) per ADS	$(1.62)	$(0.09)	$(2.41)	$(0.13)

Weighted average ADSs	62,658	62,338	62,545	62,141

Danka Business Systems PLC

Condensed Consolidated Balance Sheets as of March 31, 2004 and 2003

(In Thousands)

(Unaudited)

	March 31, 2004	March 31, 2003

Assets
Current assets:
Cash and cash equivalents	$112,790	$81,493
Accounts receivable, net	246,996	257,329
Inventories	93,295	111,471
Prepaid expenses, deferred income taxes and other current assets	16,862	45,879

Total current assets	469,943	496,172

Equipment on operating leases, net	29,478	39,829
Property and equipment, net	65,888	67,782
Goodwill, net	282,430	256,990
Intangible assets	2,340	799
Deferred income taxes	7,688	78,480
Other assets	25,801	41,568

Total assets	$883,568	$981,620

Liabilities and shareholders’ equity
Current liabilities:
Current maturities of long-term debt and notes payable	$3,212	$58,443
Accounts payable	135,460	140,207
Accrued expenses and other current liabilities	128,963	101,749
Taxes payable	47,200	112,311
Deferred revenue	45,090	40,628

Total current liabilities	359,925	453,338

Long-term debt and notes payable, less current maturities	240,761	174,412
Deferred income taxes and other long-term liabilities	68,029	29,785

Total liabilities	668,715	657,535

6.5% senior convertible participating shares	279,608	258,376

Shareholders’ equity:
Ordinary shares, 1.25 pence stated value	5,194	5,167
Additional paid-in capital	328,070	327,173
Accumulated deficit	(342,586)	(189,995)
Accumulated other comprehensive loss	(55,433)	(76,636)

Total shareholders’ equity	(64,755)	65,709

Total liabilities & shareholders’ equity	$883,568	$981,620

Danka Business Systems PLC

Consolidated Statements of Cash Flows for the years ended March 31, 2004 and 2003

(In Thousands)

(Unaudited)

	For the Years Ended March 31,
	2004	2003
Operating activities:
Net earnings (loss)	$(131,360)	$9,734

Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	55,505	57,828
Deferred income taxes	35,867	(966)
Amortization of debt issuance costs	5,601	10,944
Writeoff of debt issuance costs	20,563	—
Loss on sale of property and equipment and equipment on operating leases	4,632	5,933
Proceeds from sale of equipment on operating leases	—	1,986
Restructuring charges (credits)	50,000	(555)
Loss on sale of business	—	462
Changes in net assets and liabilities:
Accounts receivable	10,671	35,021
Inventories	18,222	19,128
Prepaid expenses and other current assets	7,494	(6,658)
Other non-current assets and other items	(3,756)	(18,597)
Accounts payable	(6,958)	29,621
Accrued expenses and other current liabilities	(12,932)	10,490
Deferred revenue	4,462	(1,715)
Other long-term liabilities	9,469	2,362

Net cash provided by operating activities	67,480	155,018

Investing activities:
Capital expenditures	(39,470)	(48,550)
Proceeds from the sale of property and equipment	4,841	633
Payment for purchase of subsidiary	(457)	—
Net proceeds from the sale of business	—	5,940

Net cash used in investing activities	(35,086)	(41,977)

Financing activities:
Net payments under line of credit agreements	(112,830)	(55,615)
Net proceeds/(payments) under capital lease arrangements	(2,955)	1,602
Payments of debt	(49,233)	(18,301)
Proceeds from debt issuance	170,905	—
Proceeds from stock options exercised	575	—
Payment of debt issue costs	(11,150)	(20,435)

Net cash used in financing activities	(4,688)	(92,749)

Effect of exchange rates	3,591	1,731

Net increase in cash and cash equivalents	31,297	22,023
Cash and cash equivalents, beginning of year	81,493	59,470

Cash and cash equivalents, end of year	$112,790	$81,493

Danka Business Systems PLC

Adjusted operating earnings (loss) for the three and twelve months ended March 31, 2004 and 2003

(In Thousands)

(Unaudited)

	For the Three Months Ended		For the Twelve Months Ended
	March 31, 2004	March 31, 2003	March 31, 2004	March 31, 2003
Operating earnings (loss)	$(29,895)	$7,832	$(34,550)	$44,911
Restructuring charges	30,547	—	50,000	(555)

Adjusted operating earnings (loss)	$652	$7,832	$15,450	$44,356

Danka Business Systems PLC

Adjusted net income (loss) for the three and twelve months ended March 31, 2004 and 2003

(In Thousands)

(Unaudited)

	For the Three Months Ended		For the Twelve Months Ended
	March 31, 2004	March 31, 2003	March 31, 2004	March 31, 2003
Net earnings (loss)	$(96,364)	$(1,057)	$(131,360)	$9,734
Restructuring charges	30,547	—	50,000	(555)
Write-off of debt issuance costs	—	—	20,563	—
Valuation allowance provided for deferred taxes - 4th quarter	50,800	—	50,800	—

Adjusted net earnings (loss)	$(15,017)	$(1,057)	$(9,997)	$9,179

Danka Business Systems PLC

Free cash flow for the three and twelve months ended March 31, 2004 and 2003

(In Thousands)

(Unaudited)

	For the Three Months Ended		For the Twelve Months Ended
	March 31, 2004	March 31, 2003	March 31, 2004	March 31, 2003
Net cash provided by operating activities	$17,999	$33,105	$67,480	$155,018
Capital expenditures	(3,598)	(16,496)	(39,470)	(48,550)
Proceeds from the sale of property and equipment	4,135	170	4,841	633

Free cash flow	$18,536	$16,779	$32,851	$107,101

Danka Business Systems PLC

Net Debt as of March 31, 2004 and 2003

(In Thousands)

(Unaudited)

	March 31, 2004	March 31, 2003
Current maturities of long-term debt and notes payable	$3,212	$58,443
Long-term debt and notes payable	240,761	174,412
Less: Cash and cash equivalents	(112,790)	(81,493)

Net Debt	$131,183	$151,362

Danka Business Systems PLC

Adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation, Amortization, Restructuring and Write-off of Debt Issuance Costs) for the three months ended

(In Thousands)

(Unaudited)

	March 31, 2004	December 31, 2003	September 30, 2003	June 30, 2003
Net earnings (loss)	$(96,364)	$(16,941)	$(17,259)	$(796)
Provision (benefit) for income taxes	58,582	(1,166)	(10,103)	(3,726)
Interest expense	8,160	7,931	8,069	9,753
Depreciation and amortization	16,231	14,578	12,659	12,037
Restructuring charge/(credit)	30,547	20,046	—	(594)
Write off of debt issuance costs	—	—	20,562	—

Adjusted EBITDA	$17,156	$24,448	$13,928	$16,674

Danka Business Systems PLC

Adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation, Amortization, Restructuring and Write-off of Debt Issuance Costs) for the three months ended

(In Thousands)

(Unaudited)

	March 31, 2003	December 31, 2002	September 30, 2002	June 30, 2002
Net earnings (loss)	$(1,057)	$3,284	$1,756	$5,752
Provision (benefit) for income taxes	(386)	1,219	644	2,127
Interest expense	9,785	8,734	6,881	7,423
Depreciation and amortization	14,715	13,991	14,579	14,542
Restructuring Charge/(Credit)	—	—	(555)	—
Write off of debt issuance costs	—	—	—	—

Adjusted EBITDA	$23,057	$27,228	$23,305	$29,844